Nelnet Canada to Acquire Canadian Student Loan Servicing Business
LINCOLN, NE – October 23, 2025 – Nelnet, Inc. (NYSE: NNI), along with its wholly owned subsidiary Nelnet Canada, Inc., today announced an agreement with DH Corporation, a wholly owned subsidiary of Finastra Holdings Limited (Finastra), to acquire Finastra’s Canadian student loan servicing business. The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions.
Finastra’s Canadian student loan servicing business is the leading provider of student loan servicing solutions to governments and financial institutions in Canada providing technology enabled managed services across the loan lifecycle. The business currently services loans for 2.4 million borrowers on proprietary technology platforms.
“We are excited to welcome the Canadian team to Nelnet,” said Jeff Noordhoek, chief executive officer of Nelnet. “This acquisition builds on our legacy of serving student loan borrowers and government partners in both the U.S. and Canada. The Canadian team has decades of experience delivering outstanding service and value to Canadian borrowers, Federal and provincial governments and financial institutions. By leveraging our financial strength, loan servicing experience, and dedication to innovation, we are excited to support their mission and build upon their success in Canada.”
Nelnet, the former owner of EDULINX Canada Corporation and administrator of the Canadian Student Loan Program (CSLP), as well as various provincial and financial institution-administered programs, brings deep expertise as a provider of student and consumer loan servicing, servicing technology, and business process outsourcing.
Nelnet intends to maintain independent Canadian business operations with the full team continuing to be led by Susan Tersigni, vice president of Student Lending, reporting to Joe Popevis, president of Nelnet Diversified Services. The Canadian servicing business will remain headquartered in Mississauga, Ontario, with over 450 employees and additional contractors.
“This transaction aligns perfectly with Finastra’s strategy to focus on our core strengths while ensuring our student lending business continues to grow with a partner that knows the industry well,” said Chris Walters, chief executive officer of Finastra. “Nelnet’s deep experience and shared commitment to customers and service excellence make them the right partner to lead this business into its next chapter.”
RBC Capital Markets acted as the exclusive financial advisor to Finastra on the transaction, and Stikeman Elliott LLP acted as legal advisor.
Osler, Hoskin & Harcourt LLP acted as legal advisor to Nelnet.

About Nelnet
Nelnet is a diversified company with primary businesses being consumer lending, loan servicing, payments, and technology—all with a large customer emphasis in the education space. Headquartered in Lincoln, NEB, Nelnet has more than 6,700 associates. Learn more about Nelnet at www.nelnetinc.com.
About Finastra
Finastra is a global leader in financial services software, trusted by 8,000+ customers - including 45 of the world’s top 50 banks - in over 130 countries. With expertise in Lending, Payments, Universal Banking, and Treasury & Capital Markets, Finastra delivers reliable, scalable, mission-critical solutions such as Loan IQ, LaserPro, Trade Innovation, Essence, Global PAYplus, Payments To Go, and Financial Messaging. Backed by Vista Equity Partners, Finastra co-innovates with customers to build modern technology that helps financial institutions grow with confidence. Visit www.finastra.com or follow Finastra on LinkedIn.